Exhibit 16

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

USA

July 2, 2015

Commissioners:

We have read the statements made by Montpelier Re Holdings Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Montpelier Re Holdings Ltd. dated June 30, 2015.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers Ltd.

PricewaterhouseCoopers Ltd., Chartered Professional Accountants,  P.O. Box HM 1171, Hamilton HM EX, Bermuda

T: +1 (441) 295 2000, F:+1 (441) 295 1242, www.pwc.com/bermuda

“PwC” refers to PricewaterhouseCoopers Ltd. (a Bermuda limited company), which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.